Exhibit 99.1

News Release	For immediate release

Zix Corporation Sells Dr. Chart® Service to MITEM
DALLAS and MENLO PARK, CALIF. — Oct. 4, 2005 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), a global provider of secure e-messaging and e-prescribing solutions and services, today announced it has sold its Dr. Chart online lab ordering and results service to MITEM Corporation in a transaction valued at $700,000.
The sale is comprised of $150,000 cash at close, a $550,000 promissory note payable by September 2007, and other considerations. MITEM assumed all customer contracts and obligations upon close of the sale.
“This sale strengthens ZixCorp’s focus on continued growth in our e-prescribing and secure email businesses,“ said Rick Spurr, chief executive officer for ZixCorp. “Dr. Chart is a robust lab tool with the potential to dominate the market, but aligns better with the business strategy of MITEM and the hospital environment it serves.”
Gale Aguilar, president of MITEM, said, “With the acquisition of Dr. Chart, MITEM will be able to provide a fully integrated outreach solution that enables electronic lab order entry and results reporting. Our hospital and regional reference lab customers will be able to deploy a leading solution that reduces manual processes and helps them maintain and grow their business with physician offices.”
The acquisition of Dr. Chart by MITEM will:
•	Enable MITEM to compete more effectively in healthcare by expanding the connectivity of its reference and outreach offerings;

•	Broaden and enhance MITEM’s Blue Iris™ family of clinical applications with Dr. Chart’s sophisticated user interface for electronic lab order entry; and

•	Further establish MITEM’s commitment to the healthcare market.
About MITEM
Founded in 1985 by Aurel Kleinerman, MD, Ph.D., MITEM develops software applications that integrate differently designed systems to share critical data and automate business processes. Blue Iris, a product of MITEM Corporation, profoundly increases clinical productivity by enhancing, extending, and integrating hospital information systems (HIS). MITEM software has been deployed in diverse markets including health care, government, public utilities, financial services, and manufacturing. Web sites: www.mitem.com and www.blueiris.md.
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About Zix Corporation
Zix Corporation (ZixCorp®) provides easy-to-use-and-deploy e-communication services that protect, manage, and deliver sensitive information to enterprises and consumers in healthcare, finance, insurance, and government. ZixCorp’s eSecure services enable policy-driven email encryption, content filtering, and send-to-anyone capability while its eHealth service improves patient care, reduces costs, and improves efficiency through e-prescribing solutions. For more information, visit www.zixcorp.com.
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ZixCorp Contact:
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
MITEM Contact:
Director, Marketing Communications: Jon Wollenhaupt (650) 614-3428